EXHIBIT 4.1

CERTIFICATE OF DESIGNATION OF CLASS A PREFERRED VOTING STOCK

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C3800-2004
Document Number:
20060803152-97

Date Filed:

CERTIFICATE OF DESIGNATION                                          12/14/2006 1:25:45PM

(PURSUANT TO NRS 78.1955                                        In the office of Dean Heller

Dean Heller

Secretary of State

Above space is for office use only

CERTIFICATE OF DESIGNATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.1955)

1.   Name of corporation:

PATCH INTERNATIONAL INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

A class of preferred stock to be designated Class A Preferred Voting Stock, consisting of one (1) share, par value $0.01 per share, is hereby created with the following voting powers, designations, preferences, limitations, restrictions and relative rights:

(a) The Class A Preferred Voting Stock shall entitle the holder thereof to attend and vote at all meetings of holders of shares of common stock of Patch International Inc. ("Common Shareholders").

(b) The maximum number of votes attached to the Class A Preferred Voting Stock shall be that number of shares of common stock of Patch International Inc. into which the Patch Energy Inc. Series A Preferred Shares (the "Exchangeable Shares") issued in conjunction with the Class A Preferred Voting Stock at that time outstanding are then exchangeable.

(CONTINUED ON ATTACHMENT)

3. Effective date of filing (optional):

                    (must not be more than 90 days after the certificate is filed)

4. Officer Signature (required): /s/ John P. Thornton

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES.

Nevada Secretary of State AM 78.1955 Designation 2003

Revised on: 09/29/05

ATTACHMENT TO THE

CERTIFICATION OF DESIGNATION FOR NEVADA PROFIT CORPORATIONS

(PURSUANT TO NRS 78.1955)

PATCH INTERNATIONAL, INC.

(c) The Class A Preferred Voting Stock may be voted by proxy on all matters that may properly come before a meeting of Common Shareholders. Prior to delivering a Class A Preferred Voting Stock proxy, the holder of the Class A Preferred Voting Stock shall be obligated to determine, in a manner approved by Patch International Inc., the manner in which the holders of the then outstanding Exchangeable Shares issued in conjunction with the Class A Preferred Voting Stock would vote on each matter put before the meeting of Common Shareholders. The holder of the Class A Preferred Voting Stock is then obligated to complete the Class A Preferred Voting Stock proxy and record as votes in favor of the matter that number of votes equal to the number of common shares of Patch International Inc. into which the Exchangeable Shares which voted in favor of the matter are then exchangeable and record as votes against the matter that number of votes equal to the number of the common shares of

Patch International Inc. into which the Exchangeable Shares which voted against the matter are then exchangeable.

(d) Votes attached to the Class A Preferred Voting Stock may only be counted to the extent of the number of common shares of Patch International Inc. into which the Exchangeable Shares issued in connection with the Class A Preferred Voting Stock and then outstanding have recorded a vote on the matter.

(e) The Class A Preferred Voting Stock shall have the rights granted above in respect of voting at meetings of Common Shareholders and shall have no other rights in Patch International Inc.